Exhibit 10.1
EMPLOYMENT AGREEMENT

Amendment No. 1

    This Amendment No. 1 (this "Amendment") is made and entered into on December 8, 2024 by Enterprise Bancorp, Inc., a Massachusetts corporation (the "Company"), Enterprise Bank and Trust Company, a Massachusetts trust company (the "Bank", and together with the Company, the "Employer") and Steven R. Larochelle (the "Executive" and collectively, with the Company and the Bank, the "Parties") to amend that certain Employment Agreement dated as of June 5, 2024 (the "Employment Agreement") that was previously entered into by the Parties, as follows:
WHEREAS, the Executive is currently employed as the Chief Executive Officer of the Employer;

WHEREAS, the Company, the Bank, Independent Bank Corp., a Massachusetts corporation ("Buyer") and Rockland Trust Company, a Massachusetts chartered trust company, have entered into an Agreement and Plan of Merger, dated as of December 8, 2024 (as amended, modified or supplemented from time to time, the "Merger Agreement"), pursuant to which, subject to the terms and conditions thereof, the Company will merge with and into Buyer, with Buyer being the surviving entity (the "Merger");
WHEREAS, the Employment Agreement currently provides for a non-competition covenant (the "Non-Compete") that automatically terminates and expires upon a change in control event (which would include the Merger);

WHEREAS, to entice Buyer to enter into the Merger, the parties wish to amend the Employment Agreement to provide that the Non-Compete shall not expire and instead will continue to apply for an twenty-four (24)-month period following the Executive’s termination of employment, and to make other clarifying changes; and

WHEREAS, Section 10.2 of the Employment Agreement provides that the Employment Agreement may be amended in writing by the Parties.

NOW, THEREFORE, the Parties hereby amend the Employment Agreement as follows:

1.Severance. Sections 4.1.1 (Expiration of the Term Due to Non-Renewal), 4.1.2 (Death or Disability), 4.1.3 (Termination by Employer for Cause), 4.1.4 (Involuntary Termination), 4.5 (Voluntary Termination (Including Retirement)), 4.6 (Highest Annual Compensation) and 4.7 (Change in Control) of the Employment Agreement (the “Deleted Sections”) are hereby deleted in their entirety and replaced with the following Section 4.1 (Payments Upon Termination):

Upon Executive’s termination of employment with Employer following the consummation of the Merger, Executive shall, subject to Bank Regulatory Limitations as referenced in Section 4.12, only be entitled to the following:

(a)earned and accrued but previously unpaid Base Salary through the date of termination;
(b)payment in respect of any vacation days accrued but unused through the date of termination; provided, however, that in addition to the payment of the per diem value of any unused vacation days that have accrued during the Term of Employment prior to the date of Executive’s termination of employment, Executive shall receive the unused, unaccrued portion of any vacation days available through the end (but not beyond) the calendar year in which the termination of employment occurs;
(c)reimbursement of any remaining expense properly incurred in accordance with Employer’s policy prior to the date of termination and not yet reimbursed by Employer;
(d)any bonus actually awarded or earned for a prior year or current year, but not yet paid as of the date of termination;
(e)any vested benefits under any insurance policy, pension, retirement, savings, stock option and other stock grant and equity compensation plans, together with any other non-severance related compensation and benefits as may be provided in accordance with the terms and provisions of any other agreements between Executive and either Company or Bank and any applicable plans, programs, procedures and practices of Employer; and
(f)a one-time lump sum payment in an amount equal to $2,782,974.96, payable within thirty (30) days following Executive’s termination of employment with Employer, subject to Executive’s timely execution and non-revocation of a release of claims in accordance with Section 4.8 of this Agreement and continued compliance with Section 5 of this Agreement (the “Severance Payment”); provided, that the Severance Payment will be adjusted to account for any upward modification to Executive’s annual bonus in respect of the calendar year 2024.

The aggregate benefits payable pursuant to clauses (a), (b), (c) and (d) are referred to as the “Accrued Obligations.” The vested benefits referenced in clause (e) are referred to as the “Additional Benefits.”

2.Non-Competition. Section 5.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

5.1.2    Non-competition. Without prior written consent of the Board of Directors of Employer, Executive agrees that he will not, at any time during the Term of Employment and for the twenty-four (24)-month period immediately following the termination of the Term of Employment for any reason, directly or indirectly, whether as owner, partner, shareholder (other than the holder of 1% or less of the common stock of any company the common stock of which is listed on a national stock exchange or quoted on the Nasdaq Stock Market), or as consultant, agent, employee of any other Person or otherwise, engage in competition (as to any service or product provided by Employer or for which Employer had made substantial preparation to enter into or offer prior to the termination of Executive’s employment) with Employer or any of its Affiliates anywhere within a ten (10) mile radius of any city or town in which Bank or any Affiliate has a branch or other office (or to such lesser extent and for such lesser period as may be deemed enforceable, it being the intention of the parties that this Section 5.2 shall be so enforced). Notwithstanding anything contained in this Agreement to the contrary, if Executive breaches this Section 5.2, then the Parties hereby agree that Employer’s remedies include (but are not limited to) injunctive relief, a clawback or recoupment of the Severance Payment, and liquidated damages.

3.Force and Effect; Defined Terms. Except as otherwise set forth in this Amendment, (i) the Employment Agreement shall remain in full force and effect and (ii) all terms used within this Amendment that are not herein defined, shall be as defined in the Employment Agreement. Any references to the Deleted Sections in the Employment Agreement shall be deemed to refer to Section 4.1 (as amended herein).

4.Effective Date. This Amendment shall become effective as of immediately prior to consummation of the Merger. If the Merger is not consummated, this Amendment shall be void ab initio.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to the Employment Agreement.

ENTERPRISE BANK AND TRUST COMPANY    ENTERPRISE BANCORP, INC.

By: /s/    Joseph R. Lussier                By: /s/    Joseph R. Lussier

Its:     Joseph R. Lussier                Its:     Joseph R. Lussier

Title:     Executive Vice President, Treasurer        Title:     Executive Vice President, Treasurer
        and Chief Financial Officer            and Chief Executive Officer

EXECUTIVE

/s/ Steven R. Larochelle
Steven R. Larochelle
[SIGNATURE PAGE TO AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT]